Exhibit 99.1

ChemoCentryx Reports Fourth Quarter and Full Year 2017 Financial Results and Recent Highlights

— Phase III ADVOCATE trial of avacopan in treatment of ANCA vasculitis nears 75% of patient enrollment target as European Medicine Agency continues review process of Conditional Marketing Authorization application —

— Strengthened balance sheet with up to $100 million in new capital commitments; Company reports $82.5 million in 2017 partnership revenue —

— Clinical trials underway in C3 Glomerulopathy (C3G) and Focal Segmental Glomerulosclerosis (FSGS) to support registration–

— Announces plans to initiate the clinical development of avacopan in Hidradenitis Suppurativa (HS) —

— Conference call today at 8:30 a.m. Eastern Time —

MOUNTAIN VIEW, Calif., March 9, 2018 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the fourth quarter and full year ended December 31, 2017 and provided an overview of the Company’s recent corporate highlights.

“2017 was a truly remarkable year for ChemoCentryx,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We made marked progress in the global Phase III ADVOCATE trial of our lead compound avacopan in patients with ANCA vasculitis; we submitted a Conditional Marketing Authorization (CMA) application in Europe for avacopan for ANCA treatment, and we successfully expanded the Company’s clinical development program to include treatment of the devastating kidney diseases C3G and FSGS. 2018 is also off to a very strong start, exemplified by the EMA’s validation of our CMA application, resulting in a milestone payment of $50 million, itself a part of a considerably strengthened financial position of up to $100 million in new capital commitments. Our commercial planning efforts are underway too. We are advancing towards our goal of building a fully-integrated biopharmaceutical company, delivering precision medicines to patients suffering from serious diseases. Make no mistake, clinical momentum is strong; our advance continues. We intend to extend further the reach of avacopan, beginning clinical studies in hidradenitis suppurativa, a debilitating and disfiguring chronic skin disease, later this year.”

Recent Highlights

•	ChemoCentryx’s Phase III ADVOCATE pivotal trial of avacopan for the treatment of ANCA vasculitis has 200 sites activated and 220 patients enrolled to date. The trial will evaluate the safety and efficacy of avacopan following 52 weeks of treatment and will include approximately 300 patients. In addition to testing the effect of avacopan on improving active vasculitis, the ADVOCATE trial will also test avacopan’s efficacy in preventing the recurrence of vasculitis, one of the major limitations of the current standard of care for patients with ANCA vasculitis.

•	In December 2017, ChemoCentryx strengthened its balance sheet with up to $100 million in new capital commitments, including a milestone of $50 million from partner Vifor Pharma upon the European Medicines Agency’s validation of the Company’s Conditional Marketing Authorization (CMA) application for avacopan for the treatment of patients with ANCA vasculitis, along with the growth capital financing agreement of up to $50 million. Such additional capital is expected to provide ChemoCentryx sufficient funding to advance avacopan through data from the Phase III ADVOCATE trial, as well as associated potential registration filings in the U.S. and EU.

•	Patient enrollment is ongoing in a clinical trial evaluating avacopan in a second renal indication, C3 Glomerulopathy (C3G), a rare disorder that often affects the young, requiring dialysis and often kidney transplant. In addition, the Company’s CCR2 inhibitor CCX140 is being evaluated in two sub-populations of primary Focal Segmental Glomerulosclerosis (FSGS), an orphan kidney disease for which there is no approved treatment option. One trial involves non-nephrotic primary FSGS patients, whose disease cause is idiopathic; and the other trial is for primary FSGS patients with nephrotic syndrome, where reduction in proteinuria may constitute the registration endpoint.

•	ChemoCentryx intends to initiate the clinical development of avacopan in hidradenitis suppurativa (HS), an inflammatory and chronic skin disease characterized by recurrent, painful, boil-like nodules under the skin. The Company plans to initiate clinical studies with avacopan in HS by the end of 2018.

•	In anticipation for potential commercialization in the U.S., William (Bill) J. Fairey, Jr. joined ChemoCentryx as Executive Vice President and Chief Operating Officer to lead the Company’s commercial strategy along with other key operational functions of the Company. Mr. Fairey brings extensive experience in commercialization, marketing, and operations from his 25 years in the pharmaceutical industry and most recent position as President of Actelion Pharmaceuticals U.S.

•	In January 2018, data from the ongoing Phase Ib clinical trial of CCX872, the Company’s second CCR2 inhibitor, in locally advanced/metastatic pancreatic patients were presented at the 2018 ASCO-SITC Clinical Immuno-Oncology Symposium, demonstrating promising overall survival (OS) of all patients randomized of 29% at 18 months with CCX872 and FOLFIRINOX combination therapy. This compares favorably with previously published OS rates of 18.6% at 18 months using FOLFIRINOX alone to treat pancreatic cancer patients with metastatic disease.

Fourth Quarter and Full Year 2017 Financial Results

Pro forma cash, cash equivalents and investments, including remaining upfront commitments and milestone payments, totaled $195.2 million at December 31, 2017.

Revenue was $56.3 million for the fourth quarter of 2017, compared to $4.9 million for the same period in 2016. For the full year ended December 31, 2017, revenue was $82.5 million, compared to $11.9 million for 2016. The increase in revenue from 2016 to 2017 was due to the CMA application validation milestone, amortization of the upfront license fee commitments from Vifor pursuant to the avacopan and CCX140 agreements and collaboration revenue for development services under the CCX140 agreement. These increases were partially offset by a decrease in grant revenue from the FDA to support the clinical development of avacopan for the treatment of patients with ANCA vasculitis.

Research and development expenses were $12.9 million for the fourth quarter of 2017, compared to $9.2 million for the same period in 2016. Full year 2017 research and development expenses were $49.5 million compared to $37.9 million in 2016. The increase from 2016 to 2017 was primarily due to the initiation and patient enrollment of the avacopan Phase III ADVOCATE trial in patients with ANCA vasculitis and start-up expenses related to the Phase II clinical trials in patients with FSGS and C3G. These increases were partially offset by lower Phase II clinical development expenses primarily due to the completion of the avacopan CLEAR and CLASSIC clinical trials for the treatment of ANCA vasculitis in 2016 and lower Phase I development expense due to the completion of enrollment in the clinical trial for CCX872 in patients with advanced pancreatic cancer in 2016.

General and administrative expenses were $4.1 million for the fourth quarter of 2017, compared to $3.6 million for the same period in 2016. Full year 2017 general and administrative expenses were $16.5 million, compared to $14.7 million in 2016. The increase from 2016 to 2017 was primarily due to higher intellectual property related expenses and accounting related fees associated with preparing to meet the requirements pursuant to the Sarbanes-Oxley Act of 2002, partially offset by lower travel expenses.

Net income for the fourth quarter of 2017 was $39.7 million, compared to a net loss of $7.7 million for the same period in 2016. Full year 2017 net income was $17.9 million, which compares favorably to the $40.0 million net loss in 2016.

Total shares outstanding at December 31, 2017 were approximately 48.8 million shares.

The Company expects to utilize cash and investments between $65 million and $75 million in 2018.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 9, 2018 at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 4887708. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare kidney diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G), hidradenitis suppurativa (HS), and in atypical hemolytic uremic syndrome (aHUS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA Vasculitis, C3G and aHUS. The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S. and China.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether avacopan and CCX140 will be commercialized, whether the additional up to $100 million in capital will provide sufficient funding through topline data from the avacopan ADVOCATE Phase III trial and potential registration filings in the U.S. and EU, whether the Company will initiate clinical development of avacopan in HS by the end of 2018, whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials and whether proteinuria may constitute the registration endpoint in primary FSGS patients with nephrotic syndrome. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K to be filed with the SEC on March 12, 2018 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Steve Klass, Burns McClellan

212.213.0006

sklass@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
	(in thousands, except per share data)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue	$56,301	$4,684	$82,497	$11,435
Grant revenue	—	205	—	500

Total revenue	56,301	4,889	82,497	11,935
Operating expenses:
Research and development	12,881	9,249	49,495	37,945
General and administrative	4,128	3,556	16,509	14,710

Total operating expenses	17,009	12,805	66,004	52,655

Income (loss) from operations	39,292	(7,916)	16,493	(40,720)
Total other income (expense), net	363	251	1,366	757

Net income (loss)	$39,655	$(7,665)	$17,859	$(39,963)

Net income (loss) per common share
Basic	$0.81	$(0.16)	$0.37	$(0.86)

Diluted	$0.80	$(0.16)	$0.36	$(0.86)

Shares used to compute net income (loss) per share
Basic	48,709	47,900	48,413	46,432

Diluted	49,692	47,900	49,615	46,432

	December 31,
	2017	2016
	(unaudited)
	(in thousands)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$135,220	$123,761
Accounts receivable (1) (2)	51,090	30,205
Working capital	146,893	110,356
Total assets	189,328	155,872
Accumulated deficit	(289,200)	(307,059)
Total stockholders’ equity	79,267	49,889

(1)	December 31, 2017 accounts receivable excluded the remaining $10.0 million cash commitment for the Avacopan Amendment due from Vifor in February 2018.
(2)	December 31, 2016 accounts receivable excluded the remaining $20.0 million cash commitment for the CCX140 Agreement due from Vifor in December 2017.